Exhibit 99.1

Press Release

Contacts:	Media:	Analysts:
	Ron Gruendl	Steve Lackey
	+1 412-234-7157	+1 212-635-1578
	ron.gruendl@bnymellon.com	steve.lackey@bnymellon.com

The Bank of New York Mellon to Participate in U.S. Treasury Program

NEW YORK, October 14, 2008 – The U.S. government announced that it is investing $250 billion in a broad range of financial institutions in an effort designed to restore confidence and stability in the world’s financial markets. As the world’s leading securities servicing and asset management firm, The Bank of New York Mellon will be part of the initial group of nine institutions in which the U.S. government is purchasing an equity stake.

The Treasury will invest $3 billion in preferred stock and warrants in The Bank of New York Mellon as part of its broader actions to infuse equity in healthy firms that form the backbone of the U.S. financial system. It is likely that additional announcements over the coming days will highlight further investments in smaller banks and financial institutions by the U.S. government.

“These investments are a sign of the U.S. government’s determination to work in partnership with other governments to create an environment of confidence,” said Robert P. Kelly, chairman and chief executive officer of The Bank of New York Mellon. “Our company continues to be a leader in tumultuous times. We are supportive of the Treasury’s efforts. It is time to get the markets working again for borrowers and investors.”

The Bank of New York Mellon Corporation is the seventh largest U.S. financial institution based on market capitalization, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $23 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $12 trillion in outstanding debt. Additional information is available at bnymellon.com.

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